Exhibit 99.1

For Immediate Release
October 14, 2009

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2009, of $537,000, or $0.28 per share of common stock, basic and diluted, compared to net income of $499,000, or $0.25 per share of common stock, basic and diluted, for the three months ended September 30, 2008.  The Company reported unaudited net income of $966,000, or $0.50 per share, basic and diluted, for the nine months ended September 30, 2009, compared to net income of $1,286,000, or $0.65 per share, basic and diluted, for the nine months ended September 30, 2008.

Net income increased $38,000 during the third quarter of 2009, as compared to the third quarter of 2008, due to increases of $220,000 in net interest income and $27,000 in other income, partially offset by increases of $145,000 in the provision for loan losses and $64,000 in other expenses.  The increase in net interest income reflects a greater decrease in interest expense than interest income during the comparative three month period.  We experienced decreases of $323,000 in interest income and $543,000 in interest expense during the quarter ended September 30, 2009, as compared to the same quarter of 2008.  Net interest income has benefited from a steepening yield curve as lower short-term market rates of interest resulted in our deposits repricing faster than our loans, which have yields tied to longer-term rates.  Other income increased $27,000 during the third quarter of 2009 mostly due to increases of $56,000 in service charges on deposit accounts, $48,000 in net income from mortgage banking operations, and $43,000 in gains on sales of securities, partially offset by a decrease of $99,000 in commission income.  Other expenses increased $64,000 reflecting an increase of $106,000 in FDIC deposit insurance assessments, partially offset by a decrease of $33,000 in occupancy expenses.

Net income decreased $320,000 during the nine months ended September 30, 2009 compared to the same period of 2008.  The decrease in net income is due to increases of $2.0 million in our provision for loan losses and $199,000 in other expenses, partially offset by increases of $945,000 in net interest income and $582,000 in other income and a decrease of $336,000 in income taxes.  The increase in net interest income during the first nine months of 2009, compared to the same period of 2008, is due to the net effect of decreases of $929,000 in interest income and $1.9 million in interest expense.  The increase of $582,000 in other income during this same period is primarily due to increases of $498,000 in net income on mortgage banking operations and $436,000 in gains on sales of securities, partially offset by a decrease of $362,000 in commission income.  The increase of $199,000 in other expense was primarily due to a $425,000 increase in FDIC deposit insurance assessments, partially offset by a $91,000 recovery in the impairment of mortgage servicing assets and an $86,000 decrease in data processing expense.

The $2.0 million increase in the provision for loan losses during the first nine months of 2009, compared to the same period of 2008, is primarily related to the deterioration of two commercial relationships.  Losses totaling $1.2 million were recognized during the second quarter on one of the credits.  Additional reserves of approximately $800,000 were added to the allowance for loan losses during 2009 to absorb potential estimated losses related to these two credits.  Nonperforming assets represent 0.98% of total assets as of September 30, 2009, compared to 0.68% at December 31, 2008.  The $923,000 increase in nonperforming assets during 2009 is primarily attributable to these two credits, which account for $770,000 of the increase in nonperforming assets.  Nonperforming assets increased only $3,000 during the third quarter of 2009.  Notwithstanding the deterioration in the commercial credits described above, the Company’s core operations continue to improve.  The Company’s net interest margin improved 45 basis points to 3.33% during the nine months ended September 30, 2009 from 2.88% during the same period of 2008.

Total assets at September 30, 2009 increased to $294.9 million from $288.3 million at December 31, 2008.  Total deposits at September 30, 2009 were $253.7 million, compared to $238.2 million at December 31, 2008.  Total stockholders’ equity was $25.6 million at September 30, 2009 and $24.4 million at December 31, 2008.  At September 30, 2009, our wholly-owned subsidiary, Jacksonville Savings Bank, exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.3%, 10.3%, and 11.6%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended September 30, 2009, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.